QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 4, 2005
(Date of Report)

LNR PROPERTY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-13223 (Commission File Number)	65-0777234 (IRS Employer Identification Number)

1601 Washington Avenue, Suite 800, Miami Beach, Florida (Address of Principal Executive Offices)		33139 (Zip Code)

(305) 695-5500 (Registrant's Telephone Number, Including Area Code)

N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

        On December 30, 2004, LNR Property Corporation commenced a cash tender offer and consent solicitation for any and all of its 7.625% senior subordinated notes due 2013 and any and all of its 7.25% senior subordinated notes due 2013. A holder's tender of notes will constitute a consent to amend the indenture relating to the issue of notes that are tendered to eliminate certain events of default and substantially all the covenants in the indenture, other than the covenant to pay principal and interest and a covenant requiring us to offer to repurchase notes for 101% of their principal amount during a period of 30 to 45 days following notice that a change in control of us has occurred.

        The price we will pay for the notes of an issue that are tendered in response to its offer will be an amount equal to (a) the present value of the redemption price payable for notes of that issue on the first day on which we have the right to redeem them plus all scheduled interest payments from the date we repurchase the notes up to but not including such redemption date, using a discount rate equal to the sum of (i) the yield to maturity on the U.S. Treasury Notes with a maturity date most nearly the same as the earliest redemption date of the notes of that issue, determined as of 2:00 p.m. on the day that is two trading days before the day on which the notes must be tendered to qualify for the consent fee, as calculated by Goldman, Sachs & Co., plus (ii) 100 basis points, minus (b) $30.00 per $1,000 principal amount, plus (c) accrued but unpaid interest to, but excluding, the date on which we repurchase the notes of that issue. However, we will pay a consent fee of $30.00 per $1,000 principal amount for notes that are tendered before 5:00 p.m., New York City time, on January 12, 2005. The offer will expire at 5:00 p.m. New York City time on Friday, January 28, 2005, unless we extend it.

        Our obligation to purchase notes of an issue that are tendered will be conditioned on, among other things, completion of the previously announced merger by which we will be acquired by Riley Property Holdings LLC, and at least a majority in principal amount of the notes of that issue being properly tendered and not validly withdrawn. We have the right to waive these and the other conditions.

        The indenture amendments relating to an issue will become effective if holders of a majority in principal amount of the notes of that issue tender their notes and do not withdraw them before a supplemental indenture relating to the amendments is executed. It is anticipated that the supplemental indenture relating to an issue will be executed promptly after a majority in principal amount of the notes of that issue have been properly tendered and not withdrawn. However, the amendments will not become operative until we pay for the tendered notes, which will not occur until after the tender offer has expired and the merger has taken place (unless the merger agreement is terminated, but we decide nonetheless to purchase the tendered notes). If the amendments with regard to an issue of notes become operative, they will be effective as of the date the supplemental indenture was executed.

        Holders who tender notes of an issue will be able to withdraw them until the supplemental indenture relating to the notes of that issue is executed. If we do not receive notes and related consents from a majority in aggregate principal amount of notes of an issue, but nonetheless decide to accept the notes of that issue that have been tendered, withdrawal rights with respect to that issue of notes will end at the expiration time of the offer.

        We have engaged Goldman, Sachs & Co. and Deutsche Bank Securities Inc. to act as the dealer managers in connection with the offer.

Item 9.01.    Financial Statements and Exhibits.

        (c)    Exhibits

Exhibit No.	Description of Document
99.1	Press release issued by LNR Property Corporation on December 30, 2004.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 4, 2005

LNR PROPERTY CORPORATION
By:	/s/ SHELLY RUBIN Name: Shelly Rubin Title: Vice President and Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description of Document
99.1	Press release issued by LNR Property Corporation on December 30, 2004.

QuickLinks

SIGNATURES
EXHIBIT INDEX